Capital City Bank Group, Inc.

Reports Fourth Quarter and Full Year 2014 Results

TALLAHASSEE, Fla. (January 27, 2015) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $1.9 million, or $0.11 per diluted share for the fourth quarter of 2014, compared to net income of $2.1 million, or $0.12 per diluted share for the third quarter of 2014, and net income of $2.8 million, or $0.16 per diluted share, for the fourth quarter of 2013. For the full year 2014, the Company reported net income of $9.3 million, or $0.53 per diluted share, compared to net income of $6.0 million, or $0.35 per diluted share in 2013.

2014 HIGHLIGHTS

•	Margin expansion driven by four consecutive quarters of loan growth and increased deployment of liquidity into the investment portfolio.
•	Loan balances grew at an annual rate of 3% reflective of improved loan demand and calling efforts.
•	38% reduction in nonperforming assets -- improvement in credit quality favorably impacted credit costs.
•	Core operating costs (excluding OREO) declined 5% year over year.
•	CCBG stock price of $15.54 at December 31, 2014, increased 15 percent from the prior quarter and 32 percent from the prior year.

“2014 was a great year for Capital City,” said William G. Smith, Jr., Chairman, President and CEO. “We made meaningful progress across all aspects of our business – nonperforming assets declined 38%, loans grew 3.0% reflecting four consecutive quarters of growth, our margin stabilized, we reinstated the dividend and our stock price rose 32% year over year. These improvements have been accomplished through the hard work of our associates and by staying focus on those initiatives that add value to our shareowners. We leave 2014 with a great deal of momentum and look forward to both the challenges and opportunities of 2015,” said Smith.

Compared to the third quarter of 2014, performance reflects a $0.3 million decrease in noninterest income, an increase in the loan loss provision of $0.2 million, and higher income taxes of $0.1 million that were partially offset by higher net interest income of $0.1 million and lower noninterest expense of $0.3 million.

Compared to the fourth quarter of 2013, the decrease in earnings was due to a $0.8 million reduction in noninterest income, a $0.2 million increase in the loan loss provision, and higher income taxes of $1.2 million, partially offset by lower noninterest expense of $1.3 million.

For the full year 2014, the increase in earnings was attributable to lower noninterest expense of $7.0 million, a lower loan loss provision of $1.6 million, and lower income taxes of $0.3 million, partially offset by lower net interest income of $3.1 million and noninterest income of $2.6 million.

The Return on Average Assets was 0.30% and the Return on Average Equity was 2.66% for the fourth quarter of 2014. These metrics were 0.33% and 2.95% for the third quarter of 2014, and 0.43% and 4.33% for the fourth quarter of 2013, respectively. For the full year of 2014, the Return on Average Assets was 0.36% and the Return on Average Equity was 3.27% compared to 0.24% and 2.40%, respectively, for 2013.

Discussion of Operating Results

Tax equivalent net interest income for the fourth quarter of 2014 was $19.1 million compared to $19.0 million for the third quarter of 2014 and $19.1 million for the fourth quarter of 2013.  The fourth quarter of 2014 when compared to both prior periods reflects a positive shift in earning asset mix due to growth in the investment and loan portfolios and a slight reduction in interest expense. Unfavorable asset repricing continued to be experienced during the current quarter. For the full year 2014, tax equivalent net interest income totaled $75.1 million compared to $78.3 million for 2013 with the decline attributable to an unfavorable shift in earning asset mix (relative to the comparable prior year period)) and unfavorable asset repricing, partially offset by a reduction in the cost of funds.

Net interest income increased for the third straight quarter and was slightly higher than the fourth quarter of 2013. Historically low interest rates and increased competition for loans continue to put pressure on loan yields, partially offsetting the favorable impact attributable to growth in the loan and investment portfolios.

The net interest margin for the fourth quarter of 2014 was 3.43%, an increase of one basis point over the third quarter of 2014 and a decline of two basis points from the fourth quarter of 2013.  Growth in our investment and loan portfolios helped to improve our margin from the third to fourth quarter, while the decrease in the margin from the comparable prior year quarter was attributable to unfavorable asset repricing, partially offset by a lower average cost of funds. For the full year 2014, the tax equivalent net interest margin was 3.36%, compared to 3.54% for 2013 with the decline primarily attributable to an unfavorable shift in the earning asset mix and asset repricing.

The provision for loan losses for the fourth quarter of 2014 was $0.6 million compared to $0.4 million for the third quarter of 2014 and $0.4 million for the fourth quarter of 2013. For the full year 2014, the loan loss provision totaled $1.9 million compared to $3.5 million for 2013. The increase in the provision over the third quarter of 2014 was due to a higher level of loan charge-offs. The lower level of provision for the full year 2014 reflects continued favorable problem loan migration and improvement in key credit metrics. Net charge-offs for the fourth quarter of 2014 totaled $2.2 million, or 0.61% (annualized) of average loans, compared to $1.9 million, or 0.52% (annualized), for the third quarter of 2014 and $2.3 million, or 0.65% (annualized), for the fourth quarter of 2013. For the full year 2014, net charge-offs totaled $7.5 million, or 0.53% of average loans, compared to $9.5 million, or 0.66%, for 2013. At December 31, 2014, the allowance for loan losses of $17.5 million was 1.22% of outstanding loans (net of overdrafts) and provided coverage of 105% of nonperforming loans compared to 1.34% and 81%, respectively, at September 30, 2014 and 1.65% and 62%, respectively, at December 31, 2013.

Noninterest income for the fourth quarter of 2014 totaled $13.1 million, a $0.3 million, or 2.2%, decrease from the third quarter of 2014 and a decrease of $0.8 million, or 5.6%, from the fourth quarter of 2013. The decrease in noninterest income from the third quarter of 2014 reflects lower deposit fees of $0.2 million, wealth management fees of $0.1 million, mortgage banking fees of $0.1 million, and data processing fees of $0.1 million that were partially offset by higher other income of $0.2 million. Deposit fees declined due to a lower level of overdraft fees. Lower trade activity by our retail brokerage clients drove the reduction in wealth management fees. The decrease in mortgage banking fees was generally attributable to a seasonal slowdown in home purchase activity in our markets. The reduction in data processing fees is related to the loss of a government processing contract during 2014. Higher bank owned life insurance income and working capital finance fees drove the increase in other income. Compared to the fourth quarter of 2013, the decrease was attributable to a $0.4 million reduction in deposit fees, a $0.4 million decline in data processing fees, and lower wealth management fees of $0.2 million, partially offset by higher mortgage banking fees of $0.2 million. Lower overdraft fees and to a lesser extent a higher level of charged off checking accounts drove the decline in deposit fees. The decrease in data processing fees was primarily due to a lower level of fees from a government processing contract that ended early in the second quarter of 2014. Wealth management fees declined due to a lower level of new retail investment product sales which were very strong in the fourth quarter of 2013. A higher level of new loan production as well as a higher margin realized on sold loans drove the increase in mortgage banking fees.

For the full year 2014, noninterest income totaled $52.5 million, a $2.6 million, or 4.7%, decrease from 2013 reflective of lower deposit fees of $0.9 million, data processing fees of $1.1 million, wealth management fees of $0.4 million and mortgage banking fees of $0.5 million, partially offset by higher bank card fees of $0.1 million and other income of $0.2 million. The decrease in deposit fees was due to a lower level of overdraft fees generally reflective of improved financial management by our clients. A lower level of refinancing activity drove the reduction in mortgage banking fees. The decline in wealth management fees was attributable to lower fees from our retail brokerage business generally reflective of lower client trading activity. Data processing fees declined due to the aforementioned government processing contract that ended during the second quarter of 2014. Higher card spend drove the increase in bank card fees. A higher level of bank owned life insurance income and miscellaneous recoveries drove the increase in other income.

Noninterest expense for the fourth quarter of 2014 totaled $28.3 million, a decrease of $0.3 million, or 1.0%, from the third quarter of 2014 reflective of lower OREO expense of $0.4, occupancy expense of $0.2 million and other expense of $0.2 million, partially offset by a higher compensation expense of $0.5 million. The decline in OREO expense was primarily attributable lower property carrying costs. Lower maintenance and repair costs for our premises and lower utility costs drove the reduction in occupancy expense. The reduction in other expense was primarily attributable to a decline in legal fees and advertising costs. The higher level of compensation expense was primarily attributable to an increase in stock compensation expense reflective of a higher level of performance for our stock incentive plans. Compared to the fourth quarter of 2013, noninterest expense decreased by $1.3 million, or 4.5%, attributable to lower compensation expense of $0.7 million and other expense of $0.8 million, partially offset by higher OREO expense of $0.1 million and occupancy expense of $0.1 million. The decline in compensation expense was due to lower pension expense that was partially offset by higher stock compensation expense. The decrease in other expense reflects lower FDIC insurance fees of $0.3 million, legal fees of $0.3 million, professional fees of $0.1 million, and printing/supplies of $0.1 million. A reduction in gains from the sale of properties drove the increase in OREO expense. Higher building maintenance costs and property taxes drove the increase in occupancy expense.

For the full year 2014, noninterest expense totaled $114.4 million, a decrease of $7.0 million, or 5.8%, from 2013 attributable to lower compensation expense of $3.9 million, OREO expense of $1.4 million, other expense of $2.0 million and intangible expense of $0.2 million, partially offset by higher occupancy expense of $0.5 million. The reduction in compensation expense was attributable to lower pension plan expense partially offset by higher incentive expense for both cash and stock plans. The lower level of pension expense was attributable to the utilization of a higher discount rate (attributable to higher long-term rates at the end of 2013) for determining pension plan liabilities. Improved company performance drove the higher level of incentive plan expense. Lower property carrying costs as well as a reduction in property valuation adjustments were the primary reasons for the reduction in OREO expense. The reduction in other expense was primarily attributable to lower FDIC insurance fees reflective of a favorable premium adjustment and reductions in both legal and professional fees. The decline in intangible amortization expense reflects the full amortization of our remaining intangible in early 2014. The increase in occupancy expense was due to higher maintenance contract costs reflective of security and technology upgrades. Higher building maintenance costs, partially attributable to non-recurring expenditures, also contributed to the increase, but to a lesser extent.

We realized income tax expense of $1.2 million for the fourth quarter of 2014 compared to $1.1 million for the third quarter of 2014 and $5,000 for the fourth quarter of 2013. The resolution of certain tax contingencies favorably impacted income tax expense for the fourth quarter of 2013. For the full year 2014, we realized income tax expense of $1.7 million compared to income tax expense of $1.9 million for 2013. Income taxes for 2014 were favorably impacted by a $2.2 million state tax benefit realized in the first quarter of 2014 attributable to an adjustment in our reserve for uncertain tax positions associated with prior year matters.

Discussion of Financial Condition

Average earning assets were $2.213 billion for the fourth quarter of 2014, an increase of $3.4 million, or 0.2%, over the third quarter of 2014 and $6.5 million, or 0.3%, over the fourth quarter of 2013.  The change in earning assets from both periods reflects a higher level of total deposits. Additionally, growth in both the loan and investment portfolios led to a more favorable earning asset mix.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $288.6 million during the fourth quarter of 2014 compared to an average net overnight funds sold position of $317.6 million in the third quarter of 2014 and an average overnight funds sold position of $411.6 million in the fourth quarter of 2013.  The decrease relative to prior periods reflects growth in both the loan and investment portfolios.

Although we have experienced loan growth in 2014, we continue to work on lowering the level of overnight funds by adding to our investment portfolio with short-duration, high quality securities and reducing deposit balances. We offer to our clients a fully-insured money market account which is provided by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to better deploy our overnight fund balances.

When compared to the fourth quarter of 2013, average loans have increased by $11.8 million, or 0.8% and period end loans have increased in each of the last four quarters, which resulted in an annual growth rate of 3.0%. The improvement in loans continues to be driven primarily by the consumer portfolio while the commercial real estate portfolio declined.

Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business (commercial real estate and consumer portfolios) to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $52.4 million at year-end 2014, a decrease of $12.8 million from the third quarter of 2014 and $32.6 million from the fourth quarter of 2013. Nonaccrual loans totaled $16.8 million at year-end 2014, a decrease of $6.7 million from the third quarter of 2014 and $20.2 million from the fourth quarter of 2013. Nonaccrual loan additions totaled $5.8 million in the fourth quarter of 2014 and $22.5 million for the full year 2014, which compares to $14.5 million and $44.1 million respectively, for the same periods of 2013. The balance of OREO totaled $35.7 million at year-end 2014, representing decreases of $6.0 million from the third quarter of 2014 and $12.4 million from year-end 2013. For the fourth quarter of 2014, we added properties totaling $3.2 million, sold properties totaling $7.9 million, recorded valuation adjustments totaling $0.9 million, and realized miscellaneous adjustments of $0.4 million. For the full year 2014, we added properties totaling $15.3 million, sold properties totaling $23.8 million, recorded valuation adjustments totaling $3.1 million, and realized miscellaneous adjustments of $0.7 million. Nonperforming assets represented 2.00% of total assets at December 31, 2014 compared to 2.61% at September 30, 2014 and 3.26% at December 31, 2013.

Average total deposits were $2.077 billion for the fourth quarter of 2014, an increase of $14.5 million, or 0.7%, over the third quarter of 2014 and $26.5 million, or 1.3%, over the fourth quarter of 2013.  The higher level of deposits when compared to both periods reflects higher noninterest bearing deposits and savings accounts, partially offset by declines in money markets and certificates of deposit. The seasonal inflow of public funds started in the fourth quarter of 2014 and will continue through the first quarter of 2015. Deposit levels remain strong and our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

When compared to the third quarter of 2014, average borrowings increased by $4.0 million attributable to higher repurchase agreement balances. When compared to the fourth quarter of 2013, average borrowings declined by $20.2 million, primarily as a result of lower repurchase agreement balances and FHLB advance payoffs/amortization.

Equity capital was $272.5 million as of December 31, 2014, compared to $283.3 million as of September 30, 2014 and $276.4 million as of December 31, 2013. Our leverage ratio was 10.99%, 10.97%, and 10.46%, respectively, for these periods. Further, our risk-adjusted capital ratio of 17.76% at December 31, 2014 compares to 18.08% at September 30, 2014 and 17.94% at December 31, 2013, and significantly exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines. At December 31, 2014, our tangible common equity ratio was 7.38%, compared to 8.22% at September 30, 2014 and 7.58% at December 31, 2013. The decline in equity and certain capital ratios in the fourth quarter of 2014 were due to an unfavorable adjustment in the pension component of our other comprehensive income. The unfavorable adjustment reflects (1) a decrease in the plan discount rate (attributable to lower long-term rates at the end of 2014), which drives an increase in pension liabilities, and (2) the incorporation of recent changes to the mortality tables used to calculate pension liabilities. In the first quarter of 2014, our Board of Directors authorized the repurchase of up to 1,500,000 shares of our outstanding common stock. During 2014, we repurchased 19,600 shares of our common stock at an average price of $13.69 per share.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

	Three Months Ended			Twelve Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

EARNINGS
Net Income	$1,921	$2,115	$2,772	$9,260	$6,045
Net Income Per Common Share	$0.11	$0.12	$0.16	$0.53	$0.35
PERFORMANCE
Return on Average Assets	0.30%	0.33%	0.43%	0.36%	0.24%
Return on Average Equity	2.66%	2.95%	4.33%	3.27%	2.40%
Net Interest Margin	3.43%	3.42%	3.45%	3.36%	3.54%
Noninterest Income as % of Operating Revenue	41.64%	41.78%	43.85%	41.94%	42.25%
Efficiency Ratio	88.16%	88.44%	90.22%	89.68%	91.09%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.67%	16.88%	16.56%	16.67%	16.56%
Total Capital Ratio	17.76%	18.08%	17.94%	17.76%	17.94%
Tangible Common Equity Ratio	7.38%	8.22%	7.58%	7.38%	7.58%
Leverage Ratio	10.99%	10.97%	10.46%	10.99%	10.46%
Equity to Assets	10.37%	11.33%	10.58%	10.37%	10.58%
ASSET QUALITY
Allowance as % of Non-Performing Loans	104.60%	81.31%	62.48%	104.60%	62.48%
Allowance as a % of Loans	1.22%	1.34%	1.65%	1.22%	1.65%
Net Charge-Offs as % of Average Loans	0.61%	0.52%	0.65%	0.53%	0.66%
Nonperforming Assets as % of Loans and ORE	3.55%	4.45%	5.87%	3.55%	5.87%
Nonperforming Assets as % of Total Assets	2.00%	2.61%	3.26%	2.00%	3.26%
STOCK PERFORMANCE
High	$16.00	$14.98	$12.69	$16.00	$13.08
Low	13.00	13.26	11.33	11.56	10.12
Close	$15.54	$13.54	$11.77	$15.54	$11.77
Average Daily Trading Volume	24,128	16,889	28,682	26,219	21,708

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2014				2013
(Dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSETS
Cash and Due From Banks	$55,467	$50,049	$63,956	$59,288	$55,209
Funds Sold and Interest Bearing Deposits	329,589	253,974	354,233	468,805	474,719
Total Cash and Cash Equivalents	385,056	304,023	418,189	528,093	529,928

Investment Securities - Available-for-Sale	341,548	322,297	275,082	229,615	251,420
Investment Securities - Held-to-Maturity	163,581	173,188	180,393	191,645	148,211
Total Investment Securities	505,129	495,485	455,475	421,260	399,631

Loans Held for Sale	10,688	8,700	13,040	12,313	11,065

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	136,925	133,756	134,833	138,664	126,607
Real Estate - Construction	41,596	38,121	34,244	36,454	31,012
Real Estate - Commercial	510,120	501,863	518,580	522,019	533,871
Real Estate - Residential	289,952	302,791	298,647	297,842	303,618
Real Estate - Home Equity	229,572	228,968	228,232	226,411	227,922
Consumer	214,758	200,363	181,209	163,768	156,718
Other Loans	6,017	5,504	7,182	7,270	6,074
Overdrafts	2,434	3,009	2,664	2,349	2,782
Total Loans, Net of Unearned Interest	1,431,374	1,414,375	1,405,591	1,394,777	1,388,604
Allowance for Loan Losses	(17,539)	(19,093)	(20,543)	(22,110)	(23,095)
Loans, Net	1,413,835	1,395,282	1,385,048	1,372,667	1,365,509

Premises and Equipment, Net	101,899	102,546	102,141	102,655	103,385
Intangible Assets	84,811	84,811	84,811	84,811	84,843
Other Real Estate Owned	35,680	41,726	42,579	44,036	48,071
Other Assets	90,071	67,044	66,209	67,205	69,471
Total Other Assets	312,461	296,127	295,740	298,707	305,770

Total Assets	$2,627,169	$2,499,617	$2,567,492	$2,633,040	$2,611,903

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$659,115	$667,616	$689,844	$657,548	$641,463
NOW Accounts	804,337	665,493	712,385	775,439	794,746
Money Market Accounts	254,149	270,131	272,255	292,923	268,449
Regular Savings Accounts	233,612	231,301	227,470	225,481	211,668
Certificates of Deposit	195,581	199,037	206,496	212,322	219,922
Total Deposits	2,146,794	2,033,578	2,108,450	2,163,713	2,136,248

Short-Term Borrowings	49,425	42,586	36,732	48,733	51,321
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	31,097	32,305	33,282	33,971	38,043
Other Liabilities	64,426	45,008	44,561	43,856	47,004

Total Liabilities	2,354,629	2,216,364	2,285,912	2,353,160	2,335,503

SHAREOWNERS’ EQUITY
Common Stock	174	174	174	174	174
Additional Paid-In Capital	42,569	41,637	41,628	41,220	41,152
Retained Earnings	251,306	249,907	248,142	247,017	243,614
Accumulated Other Comprehensive Loss, Net of Tax	(21,509)	(8,465)	(8,364)	(8,531)	(8,540)

Total Shareowners’ Equity	272,540	283,253	281,580	279,880	276,400

Total Liabilities and Shareowners’ Equity	$2,627,169	$2,499,617	$2,567,492	$2,633,040	$2,611,903

OTHER BALANCE SHEET DATA
Earning Assets	$2,276,781	$2,172,535	$2,228,339	$2,297,154	$2,274,019
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Other	0	0	0	0	32
Interest Bearing Liabilities	1,631,088	1,503,740	1,551,507	1,651,756	1,647,036

Book Value Per Diluted Share	$15.53	$16.18	$16.08	$16.02	$15.85
Tangible Book Value Per Diluted Share	10.70	11.33	11.24	11.17	10.98

Actual Basic Shares Outstanding	17,447	17,433	17,449	17,427	17,361
Actual Diluted Shares Outstanding	17,544	17,512	17,510	17,466	17,443

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

						Twelve Months Ended
	2014				2013	December 31,
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2014	2013

INTEREST INCOME
Interest and Fees on Loans	$18,624	$18,528	$18,152	$18,098	$19,057	$73,402	$78,184
Investment Securities	1,066	1,034	939	847	760	3,886	2,891
Funds Sold	181	204	257	291	259	933	1,077
Total Interest Income	19,871	19,766	19,348	19,236	20,076	78,221	82,152

INTEREST EXPENSE
Deposits	243	255	293	308	314	1,099	1,431
Short-Term Borrowings	24	17	17	20	46	78	235
Subordinated Notes Payable	333	333	331	331	400	1,328	1,420
Other Long-Term Borrowings	252	263	269	291	320	1,075	1,330
Total Interest Expense	852	868	910	950	1,080	3,580	4,416
Net Interest Income	19,019	18,898	18,438	18,286	18,996	74,641	77,736
Provision for Loan Losses	623	424	499	359	397	1,905	3,472
Net Interest Income after Provision for Loan Losses	18,396	18,474	17,939	17,927	18,599	72,736	74,264

NONINTEREST INCOME
Deposit Fees	6,027	6,211	6,213	5,869	6,398	24,320	25,254
Bank Card Fees	2,658	2,707	2,820	2,707	2,656	10,892	10,786
Wealth Management Fees	1,988	2,050	1,852	1,918	2,233	7,808	8,179
Mortgage Banking Fees	808	911	738	625	654	3,082	3,534
Data Processing Fees	278	336	388	541	689	1,543	2,674
Securities Transactions	1	—	—	—	3	1	3
Other	1,293	1,136	1,336	1,125	1,192	4,890	4,681
Total Noninterest Income	13,053	13,351	13,347	12,785	13,825	52,536	55,111

NONINTEREST EXPENSE
Compensation	15,850	15,378	15,206	15,781	16,583	62,215	66,127
Occupancy, Net	4,440	4,575	4,505	4,298	4,349	17,818	17,331
Intangible Amortization	—	—	—	32	48	32	210
Other Real Estate	1,353	1,783	2,276	1,399	1,251	6,811	8,234
Other	6,666	6,871	7,089	6,856	7,416	27,482	29,503
Total Noninterest Expense	28,309	28,607	29,076	28,366	29,647	114,358	121,405

OPERATING PROFIT (LOSS)	3,140	3,218	2,210	2,346	2,777	10,914	7,970
Income Tax Expense (Benefit)	1,219	1,103	737	(1,405)	5	1,654	1,925
NET INCOME	$1,921	$2,115	$1,473	$3,751	$2,772	$9,260	$6,045

PER SHARE DATA
Basic Income	$0.11	$0.12	$0.08	$0.22	$0.16	$0.53	$0.35
Diluted Income	0.11	0.12	0.08	0.22	0.16	0.53	0.35
Cash Dividend	$0.03	$0.02	$0.02	$0.02	$—	$0.09	$—
AVERAGE SHARES
Basic	17,433	17,440	17,427	17,399	17,341	17,425	17,325
Diluted	17,530	17,519	17,488	17,439	17,423	17,488	17,399

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

Unaudited

	2014	2014	2014	2014	2013
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$19,093	$20,543	$22,110	$23,095	$25,010
Provision for Loan Losses	623	424	499	359	397
Net Charge-Offs	2,177	1,874	2,066	1,344	2,312
Balance at End of Period	$17,539	$19,093	$20,543	$22,110	$23,095
As a % of Loans	1.22%	1.34%	1.45%	1.57%	1.65%
As a % of Nonperforming Loans	104.60%	81.31%	80.03%	63.98%	62.48%

CHARGE-OFFS
Commercial, Financial and Agricultural	$688	$86	$86	$11	$337
Real Estate - Construction	28	—	—	—	72
Real Estate - Commercial	957	1,208	1,029	594	676
Real Estate - Residential	522	212	695	731	921
Real Estate - Home Equity	(20)	621	375	403	362
Consumer	608	386	421	405	430
Total Charge-Offs	$2,783	$2,513	$2,606	$2,144	$2,798

RECOVERIES
Commercial, Financial and Agricultural	$66	$28	$45	$75	$33
Real Estate - Construction	2	2	1	4	—
Real Estate - Commercial	76	213	152	27	14
Real Estate - Residential	212	93	52	395	179
Real Estate - Home Equity	28	37	65	11	39
Consumer	222	266	225	288	221
Total Recoveries	$606	$639	$540	$800	$486

NET CHARGE-OFFS	$2,177	$1,874	$2,066	$1,344	$2,312

Net Charge-Offs as a % of Average Loans(1)	0.61%	0.52%	0.59%	0.39%	0.65%

RISK ELEMENT ASSETS
Nonaccruing Loans	$16,769	$23,482	$25,670	$34,558	$36,964
Other Real Estate Owned	35,680	41,726	42,579	44,036	48,071
Total Nonperforming Assets	$52,449	$65,208	$68,249	$78,594	$85,035

Past Due Loans 30-89 Days	$6,792	$4,726	$5,092	$4,902	$7,746
Past Due Loans 90 Days or More	—	62	—	—	—
Classified Loans	83,137	89,850	95,037	107,420	115,630
Performing Troubled Debt Restructuring’s	$44,409	$43,578	$45,440	$46,249	$44,764

Nonperforming Loans as a % of Loans	1.16%	1.65%	1.81%	2.46%	2.64%
Nonperforming Assets as a % of Loans and Other Real Estate	3.55%	4.45%	4.67%	5.42%	5.87%
Nonperforming Assets as a % of Total Assets	2.00%	2.61%	2.66%	2.98%	3.26%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	Fourth Quarter 2014				Third Quarter 2014				Second Quarter 2014				First Quarter 2014				Fourth Quarter 2013				Dec 2014 YTD				Dec 2013 YTD
(Dollars in thousands)	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,426,756		18,670	5.19%	$1,421,327		18,590	5.19%	$1,411,988		18,216	5.17%	$1,395,506		18,161	5.28%	$1,414,909		19,121	5.36%	$1,414,000		73,637	5.21%	$1,450,806		78,484	5.41%

Investment Securities
Taxable Investment Securities	423,136		964	0.90	387,966		929	0.95	345,798		822	0.95	290,942		709	0.88	255,298		608	0.86	362,393		3,423	0.91	232,172		2,344	0.94
Tax-Exempt Investment Securities	74,276		161	0.87	82,583		165	0.80	94,431		182	0.77	114,542		213	0.74	124,501		233	0.74	91,324		722	0.79	108,043		830	0.76

Total Investment Securities	497,412	#	1,125	0.90	470,549	#	1,094	0.92	440,229	#	1,004	0.91	405,484	#	922	0.91	379,799	#	841	0.88	453,717	#	4,145	0.91	340,215	#	3,174	0.93

Funds Sold	288,613		181	0.25	317,553		204	0.25	408,668		257	0.25	467,330		291	0.25	411,578		259	0.25	369,906		933	0.25	422,665		1,077	0.25

Total Earning Assets	2,212,781		$19,976	3.58%	2,209,429		$19,888	3.57%	2,260,885		$19,477	3.46%	2,268,320		$19,374	3.46%	2,206,286		$20,221	3.64%	2,237,623		$78,715	3.52%	2,213,686		$82,735	3.74%

Cash and Due From Banks	45,173				44,139				44,115				48,084				48,519				45,367				49,978
Allowance for Loan Losses	(19,031)				(20,493)				(22,255)				(23,210)				(25,612)				(21,234)				(28,167)
Other Assets	310,813				297,496				296,248				305,113				324,460				302,420				333,165

Total Assets	$2,549,736				$2,530,571				$2,578,993				$2,598,307				$2,553,653				$2,564,176				$2,568,662

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$689,572		$57	0.03%	$680,154		$66	0.04%	$724,635		$91	0.05%	$770,302		$104	0.05%	$697,468		$95	0.05%	$715,846		$318	0.04%	$719,493		$482	0.07%
Money Market Accounts	267,703		46	0.07	270,133		46	0.07	280,619		50	0.07	274,015		48	0.07	279,608		50	0.07	273,092		190	0.07	284,245		211	0.07
Savings Accounts	233,161		29	0.05	228,741		29	0.05	227,960		28	0.05	218,825		26	0.05	211,761		27	0.05	227,215		112	0.05	203,864		101	0.05
Time Deposits	197,129		111	0.22	202,802		114	0.22	209,558		124	0.24	215,291		130	0.24	224,500		142	0.25	206,136		479	0.23	231,354		637	0.28
Total Interest Bearing Deposits	1,387,565	#	243	0.07%	1,381,830	#	255	0.07%	1,442,772	#	293	0.08%	1,478,433	#	308	0.08%	1,413,337	#	314	0.09%	1,422,289	#	1,099	0.08%	1,438,956	#	1,431	0.10%

Short-Term Borrowings	46,055		24	0.21%	40,782		17	0.17%	44,473		17	0.15%	46,343		20	0.18%	58,126		46	0.31%	44,403		78	0.18%	53,922		235	0.44%
Subordinated Notes Payable	62,887		333	2.07	62,887		333	2.07	62,887		331	2.08	62,887		331	2.10	62,887		400	2.49	62,887		1,328	2.08	62,887		1,420	2.23
Other Long-Term Borrowings	31,513		252	3.17	32,792		263	3.20	33,619		269	3.21	37,055		291	3.18	39,676		320	3.19	33,727		1,075	3.19	41,077		1,330	3.24

Total Interest Bearing Liabilities	1,528,020		$852	0.22%	1,518,291		$868	0.23%	1,583,751		$910	0.23%	1,624,718		$950	0.24%	1,574,026		$1,080	0.27%	1,563,306		$3,580	0.23%	1,596,842		$4,416	0.28%

Noninterest Bearing Deposits	689,800				681,051				666,791				646,527				637,533				671,188				631,117
Other Liabilities	45,887				47,099				46,105				47,333				88,095				46,603				89,276

Total Liabilities	2,263,707				2,246,441				2,296,647				2,318,578				2,299,654				2,281,097				2,317,235

SHAREOWNERS’ EQUITY:	286,029				284,130				282,346				279,729				253,999				283,079				251,427

Total Liabilities and Shareowners’ Equity	$2,549,736				$2,530,571				$2,578,993				$2,598,307				$2,553,653				$2,564,176				$2,568,662

Interest Rate Spread			$19,124	3.36%			$19,020	3.34%			$18,567	3.22%			$18,424	3.23%			$19,141	3.36%			$75,135	3.29%			$78,319	3.46%

Interest Income and Rate Earned(1)			19,976	3.58			19,888	3.57			19,477	3.46			19,374	3.46			20,221	3.64			78,715	3.52			82,735	3.74
Interest Expense and Rate Paid(2)			852	0.15			868	0.16			910	0.16			950	0.18			1,080	0.18			3,580	0.16			4,416	0.20

Net Interest Margin			$19,124	3.43%			$19,020	3.42%			$18,567	3.29%			$18,424	3.29%			$19,141	3.45%			$75,135	3.36%			$78,319	3.54%

(1)  Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2)  Rate calculated based on average earning assets.